EXHIBIT 99.1

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

[GRAPHIC OMITTED]
B R I G H A M
Exploration Company

BRIGHAM EXPLORATION ANNOUNCES SUCCESSFUL COMPLETION OF PROVIDENCE FIELD CONFIRMATION WELL AND WEST TEXAS FUSSELMAN DISCOVERY

================================================================================

     Austin, TX -- July 11, 2002 -- Brigham Exploration Company (Nasdaq:BEXP) today announced the successful completion of the Burkhart #1R well in its Providence Field in the onshore Texas Gulf Coast and a Fusselman oil field discovery in West Texas.

SUCCESSFUL  PROVIDENCE  FIELD  CONFIRMATION  WELL

     On July 9, 2002, Brigham successfully completed the first development well at its Providence Field in Matagorda County, Texas. The Brigham operated
Burkhart #1R encountered 36 feet of net pay in the same Lower Frio interval currently producing in the Staubach #1 discovery well. Brigham has retained a working interest of 41% in the well and other participants include Carrizo Oil & Gas, Inc. (Nasdaq:CRZO), Aspect Energy LLC and Noble Energy Inc. (NYSE:NBL).

     The Burkhart #1R is currently producing to sales at a rate of approximately 1,500 barrels of oil and 8.7 MMcf of natural gas per day, or 5.5 MMcfe net to Brigham's 31% revenue interest. Based upon wireline logs and pressures encountered while drilling, the Company anticipates that the shallower interval that generated the uncontrolled flow will most likely provide additional production subsequent to producing the current Lower Frio objective sands.

     The Staubach #1, which began producing during February 2002, has paid out its drilling and completion costs, and is currently producing approximately 13.4 MMcfe (1,607 barrels of oil, 48 barrels of NGL's and 3.4 MMcf of natural gas) per day. The Staubach #1 has produced approximately 263,000 barrels of oil, 13,000 barrels of NGL's and 645 MMcf of natural gas to date.

     Carrizo Oil & Gas, Inc. is currently drilling the Huebner #1, the second offset to the Staubach #1, at a depth of approximately 4,900 feet. The Huebner #1 is targeting the northern end of the approximately 800-acre structure, and results are expected by September. Brigham owns a 34% working interest in this well, which will also test deeper potential pay sands. Brigham plans to spud a third development well in the field late in the third quarter or early in the fourth quarter, and expects to drill at least five wells to fully develop the field.

WEST  TEXAS  HORSESHOE  ATOLL  TREND  FIELD  DISCOVERY

     In May, Brigham successfully completed the Casa Grande #1 as the discovery well for the Conner Shea Fusselman Field in West Texas. The Brigham operated Casa Grande #1 is currently producing approximately 230 barrels of oil per day on a 9/64" choke, or approximately 0.6 Mmcfe net to Brigham's 43% revenue interest. Other participants include Royale Energy (Nasdaq:ROYL). Brigham anticipates drilling a development well to offset the discovery later in 2002.

MANAGEMENT  COMMENTS

     Bud Brigham, the Company's Chairman, CEO and President, stated, "We're extremely pleased to have confirmed our Providence Field with the Burkhart #1R, particularly since the well encountered the same pay intervals currently producing in the Staubach #1 discovery well on the southern portion of the structure. We are also very excited to be drilling the Huebner #1 well on the northern end of this large structure. We expect the Huebner #1 to develop these same pay intervals approximately 400 feet structurally high to a previously drilled well that encountered oil and gas shows with thicker sands than those encountered by our Burkhart and Staubach discoveries. Furthermore, we plan to begin drilling our fourth well in the field within the next ninety days."


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                                                                    EXHIBIT 99.1

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENT  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.

Contact:     John Turner, Manager of Finance and Investor Relations
             (512) 427-3300 / investor@bexp3d.com


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